Exhibit 99.(h)(3)(a)(iv)

SCHEDULE A

TO PACIFIC SELECT FUND EXPENSE LIMITATION AGREEMENT

Fund	Operating Expense Limit (as a percentage of average net assets)
Bond Plus Portfolio	0.10%
Core Income Portfolio	0.10%
Diversified Bond Portfolio	0.10%
Dividend Growth Portfolio	0.10%
Emerging Markets Debt Portfolio	0.10%
Emerging Markets Portfolio	0.10%
Equity Index Portfolio	0.10%
ESG Diversified Portfolio	0.10%
ESG Diversified Growth Portfolio	0.10%
Floating Rate Income Portfolio	0.10%
Focused Growth Portfolio	0.10%
Growth Portfolio	0.10%
Health Sciences Portfolio	0.10%
Hedged Equity Portfolio	0.10%
High Yield Bond Portfolio	0.10%
Inflation Managed Portfolio	0.10%
Intermediate Bond Portfolio	0.10%
International Equity Plus Bond Alpha Portfolio	0.10%
International Growth Portfolio	0.10%
International Large-Cap Portfolio	0.10%
International Small-Cap Portfolio	0.10%
International Value Portfolio	0.10%
Large-Cap Core Portfolio	0.10%
Large-Cap Growth Portfolio	0.10%
Large-Cap Plus Bond Alpha Portfolio	0.10%
Large-Cap Value Portfolio	0.10%
Managed Bond Portfolio	0.10%
Mid-Cap Plus Bond Alpha Portfolio (formerly named Mid-Cap Equity Portfolio)	0.10%
Mid-Cap Growth Portfolio	0.10%
Mid-Cap Value Portfolio	0.10%
PSF Avantis Balanced Allocation Portfolio	0.10%
QQQ Plus Bond Alpha Portfolio	0.10%
Real Estate Portfolio	0.10%
Short Duration Bond Portfolio	0.10%
Small-Cap Equity Portfolio	0.10%
Small-Cap Growth Portfolio	0.10%
Small-Cap Index Portfolio	0.10%
Small-Cap Plus Bond Alpha Portfolio	0.10%
Small-Cap Value Portfolio	0.10%
Technology Portfolio	0.10%
Value Advantage Portfolio	0.10%
Value Portfolio	0.10%

EFFECTIVE:	October 15, 2024	(to add Bond Plus Portfolio, International Equity Plus Bond Alpha Portfolio, Large-Cap Plus Bond Alpha Portfolio, QQQ Plus Bond Alpha Portfolio, and Small-Cap Plus Bond Alpha Portfolio)

November 1, 2024	(for Mid-Cap Plus Bond Alpha Portfolio (formerly named Mid-Cap Equity Portfolio))